Exhibit 99.1

Table Trac, Inc. Announces the Appointment of Brian Hinchley as Chief Financial Officer

Table Trac, Inc. Announces the Appointment of Brian Hinchley as Chief Financial Officer

PR Newswire

MINNETONKA, Minn., May 19, 2011

MINNETONKA, Minn., May 19, 2011 /PRNewswire/ -- Table Trac, Inc. (OTC Bulletin Board: TBTC), a developer and provider of casino management and table game management systems for the global gaming industry today announced that Brian Hinchley will join the Company as Chief Financial Officer.

"Brian is an accomplished finance executive with over 20 years experience," said Chad Hoehne, Table Trac's founder and Chief Executive Officer.  "He brings a strategic approach to business and proven ability to contribute as an integral member of our executive team."

Prior to joining the Company, Hinchley served as Chief Financial Officer of several privately-owned international software companies, Intercim, LLC and WorkWise, Inc. where his responsibilities also included the implementation of key human resource initiatives.  He is a graduate of the University of St. Thomas in St. Paul, Minnesota.

"I'm excited by the opportunities that Table Trac has in front of it, from new technology initiatives to expansion into new markets, both North America and globally," said Hinchley.  "Table Trac's commitment in bringing in a full-time Chief Financial Officer is an indication of the strategic direction and business opportunities on the Company's horizon."

Prior to Mr. Hinchley joining the Company Chad Hoehne served as Chief Financial Officer.

About Table Trac, Inc.

Founded in 1995, Table Trac, Inc. designs, develops and sells casino information and management systems. The company has systems installed in North, South, and Central America, as well as the Caribbean.  More information is available at http://www.tabletrac.com/.

Forward Looking Statements

Statements made in this press release, including statements regarding events and financial trends that may affect our future operating results, financial position and cash flows, may constitute "forward-looking statements" within the meaning of the federal securities laws. These certain statements are based on our assumptions and estimates and are subject to risks and uncertainties. You can identify these forward-looking statements by words like "strategy," "expects," "plans," "believes," "will," "estimates," "intends," "projects," "goals," "targets" and other words of similar meaning. You can also identify them by the fact that they do not relate strictly to historical or current facts. For these statements, we claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

For further information on factors that could impact Table Trac and statements contained in this press release, reference should be made to Table Trac's filings with the Securities and Exchange Commission, including quarterly reports on Forms 10-Q, current reports on Form 8-K and annual reports on Form 10-K. You can access such filings at http://www.sec.gov.

Chad Hoehne, CEO, President & CFO
Table Trac, Inc.
Phone: (952) 548-8877

SOURCE Table Trac, Inc.